EXHIBIT 99.2




    Cendant Corporation Creates Netmarket Group, Inc. as Independent Company

      Netmarket to Pursue Rapid Growth of Interactive Membership Businesses

        Cendant Will Fund Netmarket with $77 Million Development Advance

                  Cendant to Record $0.06 Third Quarter Charge


     New York, NY, September 15, 1999 -- Cendant Corporation (NYSE: CD) today announced it has created Netmarket Group, Inc. (NGI) as an independent company that will pursue the development of interactive businesses currently within the Company's Direct Marketing Division. NGI will own, operate, develop and expand what were formerly Cendant's principal on-line membership businesses, including Netmarket.com, Travelers Advantage, AutoVantage and Privacy Guard. Additionally, NGI will own and operate Hagglezone.com, the first site of its kind where consumers "haggle" with computer-generated on-line characters to get low prices on name-brand products. NGI's businesses currently have 1.3 million online members and are expected to produce approximately $70 million in revenue in 1999.

     Cendant's Chairman, President and CEO, Henry R. Silverman, said: "The creation of Netmarket Group as an independent company will allow NGI to aggressively create value as an Internet company, unimpeded by having to consider the financial impact of its tactical and strategic decisions on Cendant. Netmarket will also now have its own equity to incent its managers and to pursue strategic opportunities.

     "These are essential elements to creating value on-line," Silverman continued. "We expect NGI's management to accelerate growth and create real value which can be recognized through an IPO or other mechanism as the business develops."

     Cendant will retain the opportunity to participate in NGI's value through ownership of a convertible preferred stock, ultimately exchangeable into 78% of NGI's fully diluted common shares. NGI's management will hold the next largest stake through NGI stock options. Cendant will donate NGI's outstanding common stock to a charitable trust. In addition, NGI will issue common stock to certain of its marketing partners. Accordingly, as a result of the change of ownership of NGI's common stock from Cendant to independent parties, NGI's results will no longer be included in Cendant=s financial statements.

     "Netmarket Group will operate as a vital resource to Cendant's classic off-line membership business," said Michael P. Monaco, vice chairman of Cendant and CEO, Direct Marketing Division. "NGI will pursue a variety of strategic opportunities, some independently, some together with Cendant's Individual Membership Division. The Internet is a critical area of future growth for the membership division. With NGI as a strategic partner, our opportunities to better serve customers are dramatically expanded, to the mutual benefit of both businesses."

     In conjunction with the creation of NGI, Cendant estimates it will record a pre-tax charge of $85 million and an after-tax charge of $48 million or $0.06 cents per-share in the third quarter of 1999.

Visit Netmarket Group=s businesses on the Web and America Online:

            http://www.netmarket.com, AOL Keyword: netmarket http://www.travelersadvantage.com, AOL Keyword: travelersadvantage http://www.autovantage.com, AOL Keyword: autovantage http://www.privacyguard.com, AOL Keyword: creditalert http://www.hagglezone.com, AOL Keyword: hagglezone http://www.fareagent.com

     Statements  about  future  results  made in  this  release  may  constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company=s Form 10-K/A for the year ended December 31, 1998, including the resolution of the pending class action litigation and the Company's ability to implement its plan to divest non-strategic assets.

     Cendant Corporation is a global provider of consumer and business services. The Company=s core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is among the world=s leading franchisors of hotels, rental car agencies, tax preparation services and real estate brokerage offices. The real estate division also includes Welcome Wagon/GETKO and the Company's residential real estate services Internet portal which is currently under development. As a provider of outsourcing solutions, Cendant is the world's largest vacation exchange service, a major provider of mortgage services to consumers and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and Wizcom, an information technology services provider. Headquartered in New York, NY, the Company has more than 30,000 employees and operates in over 100 countries.

     More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).


Media Contact:                           Investor Contacts:
Elliot Bloom                             Denise Gillen
212-413-1832                             212-413-1833

                                         Sam Levenson
                                         212-413-1834